August 11, 2025

Berndt Modig
Chief Executive Officer
Pharvaris N.V.
Emmy Noetherweg 2
2333 BK Leiden
The Netherlands

       Re: Pharvaris N.V.
           Form 20-F for Fiscal Year Ended December 31, 2024
           File No. 001-40010
Dear Berndt Modig:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences